Tufts Health Plan                       medix.resources.inc.
No one does more to keep you healthy    Connecting the world of healthcare

FOR IMMEDIATE RELEASE         Contacts:   Medix Investors   Medix Media
                                          ---------------   -----------
February 6, 2003                          Andrew Brown      Robin Schoen
                                          646/414-1151      215/504-2122

                                          Tufts Health Plan
                                          -----------------
                                          Bridget Perry
                                          781/466-9424

                MEDIX RESOURCES AND TUFTS HEALTH PLAN ANNOUNCE
         PHYSICIAN CONNECTIVITY INITIATIVE USING BLACKBERRY HANDHELDS
  Program is one of the largest e-Prescribing Initiatives of its Kind in the
                                   Country

New York, NY -- Medix Resources,  Inc. [Amex:  MXR] and Tufts Health Plan (Tufts
HP) today  announced an agreement to implement one of the largest  e-prescribing initiatives of its kind in the country, initially giving 2,000 physicians access
to  MXR's  PocketScript   e-prescribing   technology  via  BlackBerry   Wireless
Handhelds(TM)from  Research  In Motion  (RIM).  Tufts  Health Plan has more than
18,000  physicians in its network and has  continuously  enhanced its e-business capabilities  for  providers  so they can access  services  and do  business  as efficiently as possible.  Medix  Resources  provides  Internet-based  healthcare communication, data integration, and transaction processing software.

Under the  agreement,  MXR will provide  2,000  physicians in Tufts HP's network
with  its  premier   e-prescribing   technologies,   which  are   accessed   via
PocketScript's  wireless  technology  over a  BlackBerryTM  handheld.  MXR  will process the e-prescribing  transactions through AdvancePCS,  Tufts HP's pharmacy benefit manager and co-founder of RxHub,  and RxHub,  an electronic  information exchange for patient  medication  history and health  coverage.  The  electronic prescriptions  will be faxed securely via  PocketScript  wireless  connection to network  pharmacies  as  selected  by each  member.  The device  will also allow physicians to access  electronic  physician drug reference and  patient-specific drug information.

After a yearlong pilot program  involving Tufts HP, AdvancePCS and PocketScript,
Tufts HP determined  that  electronic  prescribing  improves  patient safety and prescribing  efficiency  while  reducing  costs.  The pilot project  studied the effectiveness of electronic  prescribing in physician  practices.  Participating medical  group  practices  reported a decrease of up to 2 hours per day in total time for the office spent on prescriptions with the prescriber saving between 30 minutes and 2 hours per day and the office staff saving the remainder. The pilot also showed that calls between  pharmacies and  participating  medical practices for  formulary  issues,  drug  interactions,  and illegible  prescriptions  were reduced by 76 percent.  Overall satisfaction ratings for the pilot averaged 4.25 for prescribers,  4.10 for office staff, and 4.67 for pharmacists,  based on a 5 point scale.

"Tufts  Health  Plan has been a leader in the area of  e-prescribing  and we are committed to  improving  the quality and safety of our  members'  care,"  stated
Philip  Boulter,  chief medical officer of Tufts Health Plan. "Our pilot program demonstrated that e-prescribing  accomplishes both of these goals while reducing costs and we are pleased to launch a permanent  solution  that will  provide the
opportunity  for  MXR  to  introduce  its   leading-edge   technologies  to  our
physicians,"  concluded Boulter.  Medix Resources And Tufts Health Plan Announce
Physician Connectivity Initiative Using BlackBerry Handhelds

FOR IMMEDIATE RELEASE

"Our  experience  in the  e-prescribing  pilot  was  fantastic  and we saw a big improvement  in the  efficiency of writing  prescriptions,"  said Thomas Murray,
M.D. of Women's Health,  Inc. in Salem, MA, who participated in the Tufts Health
Plan pilot.  "E-prescribing  allowed me to have  prescription  information at my fingertips and it significantly  reduced the amount of time that my staff had to spend on prescription and pharmacy-related issues. I am anxious for the day when
e-prescribing becomes standard practice across the country."

"The PocketScript application running on the secure BlackBerry platform can help physicians  improve  their own  productivity  while  enhancing  their service to patients," said Mike Lazaridis,  President and Co-CEO at Research In Motion. "We
are very pleased to work with Medix Resources on this important  initiative.  It marks  significant  progress for both the  healthcare  industry and the wireless industry," concluded Lazaridis.

"The  opportunity  to provide  Tufts Health Plan's  18,000  physicians  with our
e-prescribing  and other  physician-driven  technologies is unprecedented in the
healthcare   connectivity   marketplace,"  stated  Darryl  Cohen,  MXR  CEO  and
President.  "We are committed to empowering physicians at the point of care with technologies  that enable them to better  serve their  patients.  Over time,  we anticipate  that these  technologies  and  additional  applications  will become physician practice staples," concluded Cohen.

Tufts Health Plan, one of the country's largest health plans, has been cited for its  quality  from a  variety  of third  parties.  The plan has been  named  the
"Highest in Overall  Member  Satisfaction  Among Health Plans in Boston" by J.D.
Power  and  Associates  since  1996*.   Tufts  Associated   Health   Maintenance
Organization,  Inc., Total Health Plan, Inc. and Secure  Horizons,  Tufts Health
Plan for Seniors have been given Excellent NCQA status. Most recently,  the plan was  named  one of the top 15  accredited  health  plans  in the  nation  in the
HEDIS(R)Effectiveness  of Care  Measure in the 2002 State of Health Care Quality
Report **. (www.tuftshealthplan.com)

Medix   Resources,   Inc.,  is  the  developer  and  provider  of  fully-secure,
Internet-based   transaction   software   products.   Medix's   products  enable
communication  of  high  value-added   healthcare  information  among  physician
offices,  hospitals,  health  management  organizations,  and  health  insurance companies.  Additional  information about Medix Resources,  and its products and services, can be found at www.medixresources.com

                                    # # #

Information  in this press  release  contains  forward-looking  statements  that involve risks and uncertainties  that could adversely affect Medix in the future to a material degree. Such risks and uncertainties include,  without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software,  the effectiveness and the marketability of those services, the ability of the Company to protect its proprietary information, and the establishment of an efficient  corporate  operating structure as the Company grows and the ability of the Company to consummate its PocketScript acquisition.
These and other risks and uncertainties are presented in detail in the Company's
Form  10-K/A  for  2001,  which  was  filed  with the  Securities  and  Exchange
Commission on May 24, 2002 and the Company's 10-Q for the third Quarter of 2002, which was filed with the  Securities  and  Exchange  Commission  on November 14,
2002, respectively. This information is available from the SEC or the Company.

* J.D. Power and Associates 2002 Managed Care Satisfaction StudySM.  Study based on responses  from 27,332  commercial  health plan members in 16 of the top U.S.
markets.  Tufts Health Plan HMO was the highest ranked health plan in the Boston market, which covers Essex, Middlesex, Norfolk, Plymouth and Suffolk counties in the state of Massachusetts.  www.jdpower.com ** HEDIS is a registered  trademark of the National Committee for Quality Assurance (NCQA)